[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

Exhibit 10.4

Execution Copy

Confidential

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”), dated as of April  14, 2021 (“Effective Date”), is by and between Alimera Sciences, Inc., a company organized and existing under the laws of the State of Delaware, United States of America (“Alimera”), and Ocumension (Hong Kong) Limited, a company organized and existing under the laws of Hong Kong (“Ocumension”). Alimera and Ocumension are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Alimera is a pharmaceutical company specializing in the commercialization and development of prescription ophthalmology treatment for the management of retinal diseases;

WHEREAS, Alimera has developed the Product (as defined below), and commercializes the Product under the Iluvien® trademark under a Second Amended and Restated Collaboration Agreement dated as of 10 July, 2017 by and between Alimera and pSivida US Inc. (n/k/a EyePoint Pharmaceuticals, Inc. (“EyePoint”), with the right of Alimera to sub-license under the terms and conditions set forth therein (“Master License”);

WHEREAS, the Product has received regulatory approval for marketing and sale for specific usage indications in various countries, including the United States of America, 17 countries of the European Economic Area, and Australia, Canada, Israel, UAE, Kuwait and Lebanon;

WHEREAS, Ocumension desires to obtain from Alimera the exclusive right and license to register, seek reimbursement for, import, export, market, promote, distribute, and sell Product in the Field (as defined below) in the Territory (as defined below), and Alimera desires to grant such right and license, all under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1 DEFINITIONS
Section 1.1 Definitions. When used in this Agreement, each of the following terms, whether used in the singular or plural, shall have the meanings set forth in this Section 1.1.

“Affiliate” means, with respect to a Party, any Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Party.  For this purpose, “control” (including the terms controlling, controlled by and under common control with) means the power whether or not normally exercised, to direct the management and affairs of another Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.  In case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting securities shall in any case be deemed to confer “control.” Notwithstanding a potential share purchase by Ocumension, for the purposes of this Agreement, Alimera shall not be regarded as an Affiliate of Ocumension.

“Ancillary Agreements” means the Pharmacovigilance Agreement, the Supply Agreement and the Quality Agreement.

“Applicable Laws” mean any and all laws, rules, regulations, directives, treaties, statutes, ordinances, codes, administrative circulars, guidelines and guidances (including cGCP, cGLP and cGMP) of any governmental authority within the applicable country or jurisdiction, as amended from time-to-time, pertaining to any and all activities under this Agreement.

“Approved Labels” means the following labels: “The treatment of diabetic macular edema in patients who have been previously treated with a course of corticosteroids,” “treatment of vision impairment associated with chronic diabetic macular edema considered insufficiently responsive to available therapies,” and/or any other label approved in writing by Alimera (such approval not to be unreasonably withheld, conditioned or delayed) in the Field to the extent permissible under the Applicable Laws in any country or jurisdiction in the Territory.

 “Business Day” means any day on which commercial banks are open for business in, for Alimera, Atlanta, Georgia,  United States, and for Ocumension, Beijing, China.

“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September or December, respectively.

“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

“cGCP”  means the current good clinical practices officially published and interpreted or required by (i) the FDA, as set forth in FDA regulations in 21 C.F.R. Parts 11, 50, 54, 56, and 312 (and any successor statutes and/or regulations) and related FDA guidance documents, (ii) the NMPA, or (iii) the ICH, in each case, to the extent applicable to activities under this Agreement and required by Applicable Laws in the Territory.

“cGLP” means the current good laboratory practices and procedures officially promulgated or endorsed by (i) the FDA, as set forth in 21 C.F.R. Part 58 (and any successor statutes and/or regulations), and related FDA guidance documents and comparable regulatory standards, (ii) the NMPA, or (iii) other Regulatory Authorities, in each case, to the extent applicable to activities under this Agreement and required by Applicable Laws in the Territory, as they may be updated from time to time, including applicable guidelines promulgated under the ICH.

“cGMP”  means the current good manufacturing practices officially promulgated or enforced by (i) the FDA, as codified in the U.S. Code of Federal Regulations, (ii) the NMPA, or (iii) other Regulatory Authorities, in each case, to the extent applicable to activities under this Agreement and required by Applicable Laws in the Territory, all as amended from time to time.

“Change of Control” means, with respect to either Party, (i) a merger, acquisition or consolidation with a Third Party which results in the voting securities of that Party outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, acquisition or consolidation, (ii) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Party, (iii) the sale or other transfer to a Third Party of all or substantially all of the Party’s assets or business to which the subject matter of this Agreement relates, (iv) the stockholders or equity holders of the Party shall approve a plan of complete liquidation of the Party or an agreement for the sale or disposition by the Party of all or a substantial portion of the Party’s assets, other than pursuant to the transaction as described above or to an Affiliate, or (v) a change in the composition of the Party’s board of directors (the “Board”) over a period of twelve (12) consecutive months or less such that a majority of the Board members cease by reason of one or more contested elections for Board membership to be comprised of individuals whose election is endorsed by a majority of the members of the Board immediately before the date of election.

“Clinical Trials” means a clinical trial of a pharmaceutical product or compound in human patients, including Phase 1, Phase 2 or Phase 3 clinical trials, as defined in 21 C.F.R. 312.21, as amended from time to time, or the corresponding foreign regulations, as well as other clinical trials that may be conducted in connection with or in order to obtain or maintain a Regulatory Approval.

“Commercialize” or “Commercialization” means all activities directed to the use, marketing, promotion, sale, offering for sale, distribution, and/or importation and exportation of the Product, including planning, market research, advertising, educating, marketing, promoting, importing, exporting, distributing and post-marketing safety surveillance and reporting.

“Commercially Reasonable Efforts” means, with respect to a Party’s obligations or activities under this Agreement, the carrying out of such obligations or activities with a level of effort and resources consistent with the commercially reasonable practices normally devoted by a similarly situated company within the pharmaceutical industry, as part of an active and continuing program of Development and Commercialization of a pharmaceutical product of similar market potential, at a similar stage of its product life, taking into account the competitiveness of the marketplace and the proprietary position, regulatory status, and relative safety and efficacy of such product.

“Control”  or “Controlled”  means, with respect to any compound, product, material, information, data, Patent, Trademark or other Intellectual Property right, that a  Party owns or has a license to such compound, product, material, information, Patent, Trademark or other Intellectual Property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such compound, product, material, information, Patent, Trademark or other Intellectual Property right as provided for herein, unless, to the extent the consent of a Third Party is required for such access, license or sublicense, such Party is unable to obtain such consent after using Commercially Reasonable Efforts to obtain such consent.

“Develop” or “Development”  means all activities directed to the development of the Product, including conducting any Clinical Trials and other activities directed to obtaining and maintaining any Regulatory Approval in the Field, including any marketing, pricing or reimbursement approval. For the sake of clarity, Development shall not include Commercialization.

“Dollars” means the legal tender of the United States.

“EyePoint IP” means all compounds, products, materials, information, data, Patents, Inventions and other Intellectual Property covered by the Master License.

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.) as amended.

“FDA” means the United States Food and Drug Administration, or any successor agency or authority thereto.

“Field” means treatment and prevention of eye diseases in humans and excludes treatment and prevention of uveitis.

“First Commercial Sale” means the first invoiced sale of the Product in the relevant country or jurisdiction in the Territory by or on behalf of Ocumension, its Affiliates or Sublicensees to a Third Party after receipt of Regulatory Approval (other than pricing and reimbursement approval) for such Product in such country or jurisdiction or, if no such Regulatory Approval or similar marketing approval is required, the date upon which the Product is first commercially launched in such country or jurisdiction. In furtherance, and not in limitation of the foregoing, First Commercial Sale shall exclude transfers or dispositions of the Product as follows: (i) in connection with patient assistance programs; (ii) for charitable or promotional purposes; (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient”, “compassionate use” or other limited access programs; or (iv) for use in any tests or studies reasonably necessary to comply with Applicable Laws or a  request by a Regulatory Authority.

“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use of the World Health Organization, or any successor conference, council or organization.

“IFRS” means international financial reporting standards as consistently applied.

“IND” means the equivalent application of an Investigational New Drug application to the FDA, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in a particular country or jurisdiction.

“Initial Regulatory Materials” shall mean specifically the IND and NDA for the Product as filed with the FDA, as well as all reasonably accessible and material FDA correspondence related to the submission and approval of both the IND and the NDA for the Product.  For clarity, Initial Regulatory Materials transferred to Ocumension will not include the drug master files held by suppliers or contract manufacturers for the Product.

“Intellectual Property” shall mean: (i) rights associated with works of authorship, including copyrights, copyrights restrictions, mask work rights, moral rights, and registrations and applications for registration of any of the foregoing, (ii) Patents, (iii) Inventions, (iv) Trademarks, (v) all rights related to trade secrets and know-how, including technical information and data, and (vi) rights analogous to those set forth herein, and any and all other intellectual property and proprietary rights, whether or not registrable or patentable.

“Invention” means any invention, discovery or development, whether or not patentable, made, conceived or reduced to practice in relation to the Product, whether made, conceived or reduced to practice solely by, or on behalf of, Ocumension, Alimera, the Parties jointly, or any Affiliate, Sublicensee, or other agent of the same.

“Manufacturing Costs” means, with respect to a Product, the costs of manufacturing such Product, calculated in accordance with Alimera’s internal accounting policies and principles, which are in accordance with GAAP and applied consistently to other products that Alimera produces.

“NDA” or “New Drug Application” means (i) the single application or set of applications for Regulatory Approval to Commercialize in the Territory a pharmaceutical product filed with a Regulatory Authority, and any related registrations with or notifications to such Regulatory Authority, and (ii) all supplements and amendments that may be filed with respect to any of the foregoing.

“Net Sales”  means with respect to the Product for any period, the gross invoiced sales price of the Product sold during such period by or on behalf of Ocumension or its Affiliates or Sublicensees in the Territory in finished product form, (re-)packaged and labeled for sale to Third Parties (including wholesalers or distributors), further less the following deductions:

(i)trade, cash and quantity discounts (including for timely payment);

(ii)price reductions or rebates, retroactive or otherwise;

(iii)taxes on sales (such as sales, value added, or use taxes);

(iv)amounts repaid or credited (such as by reason of rejections or defects);

(v)any invoiced amounts from any prior period which are not collected and are written off in good faith by Ocumension or its Affiliate or Sublicensee, including bad debts specifically in relation to the sale of Product; provided, that if any written off or written down amounts are recovered, then such amounts would constitute part of Net Sales for the period in which such amounts are recovered;

(vi)freight, insurance and other transportation charges relating to the sale of Product;

(vii)costs associated with administering any contractual and governmental rebates or co-pay assistance program; and

(viii)any other similar or customary deductions in accordance with IFRS.

The foregoing notwithstanding:

(A) the foregoing items (iii) and (viii) may be deducted only to the extent included in the gross invoiced sales price;

(B) when calculating Net Sales, Ocumension and its Affiliates and Sublicensees shall not be permitted to make any deductions from gross amounts invoiced that they would not deduct from revenue in producing their financial statements in accordance with IFRS;

(C) where a sale or supply of a Product is in a transaction that is not at arm’s length, the Net Sales for such transaction shall be the price that would have been so invoiced if it had been at arm’s length; and

(D) where the sale or supply of Product is in a transaction that is not exclusively for money, the Net Sales for such transaction shall be the price that would have been so invoiced if it had been at arm’s length and exclusively for money.

Net Sales shall not include (1) any transfers between Ocumension and its Affiliates and (2) transfers or dispositions of the Product for charitable, compassionate use, named patient use, promotional, preclinical, clinical trial or development, or regulatory purposes. Net Sales shall not include sales between or among Ocumension, its Affiliates or Sublicensees except where such Affiliates or Sublicensees are end users. Subject to the above, Net Sales shall be calculated in accordance with IFRS, consistently applied.

In the event that a Product is sold as part of a combination (“Combination Product”) with a second product in addition to the Product (a “Second Product”), then Net Sales for the Product shall be determined by multiplying actual Net Sales of the Combination Product by the fraction A/(A+B) where (1) A is the mean selling price in the relevant region of the countries in the Territory of the Product sold separately in the same formulation and dosage as in the Combination Product and (2) B is the mean selling price in such region of the countries of the Territory of the Second Product (excluding any other products in combination with which the Second Product has been granted Regulatory Approval) when sold separately in the same formulation and dosage, in each case during the applicable financial year.

If either the Licensed Product or the Second Product are not sold separately in the same formulation and dosage as in the Combination Product in such region of the Territory, or the relevant mean selling price cannot be determined, the Parties shall seek to agree the fair market value of each of the Product and Second Product and the same calculation shall apply.

Ocumension may not sell the Product in combination with a Second Product without Alimera’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

“NMPA” means the National Medical Product Administration, formerly known as the China Food and Drug Administration, and local or provincial counterparts thereto, and/or any successor agency or authority thereto having substantially the same function.

“Patents”  means any patents and patent applications and all substitutions, divisionals, continuations, continuation-in-parts, any patent issued with respect to any such patent applications,

any reissue, reexamination, utility models or design patents, renewal or extension (including any supplementary protection certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

“Product” means Alimera’s 190 microgram fluocinolone acetonide intravitreal implant in applicator, for which Regulatory Approval was granted in the United States.

“Product Improvement” means collectively any right, title and interest in any improvements and modifications (other than Trademarks) that are developed by or on behalf of a Party or its Affiliates under this Agreement and covered by or derived from practice of Product IP  (other than Joint Inventions and Joint Patents), whether or not protectable under patent, trademark, copyright or similar law.

“Product IP” means (a) the Patents as set forth in Exhibit 1 hereto, and (b) any other Intellectual Property  (other than Trademarks) (i) necessary or reasonably useful for, or related to, the Development or Commercialization of the Product in the Field in the Territory and (ii) Controlled by Alimera or its Affiliates as of the Effective Date or at any time during the Term of this Agreement.

“Product Trademarks” means Trademarks Controlled by Ocumension that are selected by Ocumension (with reasonable consultation with Alimera) for the purpose of implementation of this Agreement, to be specific to the Product in the Territory.

“Regulatory Approval” means shall mean any approvals, registrations or authorizations by a Regulatory Authority, necessary for the import, export, use and Commercialization of the Product in a particular country or jurisdiction, including an NDA and any analogous approval, license, registration or authorization of any Regulatory Authority in a particular country or jurisdiction and any supplements and amendments thereto.

“Regulatory Authority” shall mean any national, regional, state or local regulatory agency, authority, department, bureau, commission, council or other governmental entity, including the NMPA, having jurisdiction over this Agreement or any of the Parties or Affiliates or Sublicensees or over development, manufacture, sale or use of Product, including the granting of Regulatory Approval for the Product.

“Regulatory Materials” means documents and other materials developed or compiled in preparation for, or relating to, Regulatory Authority meetings, or regulatory applications or approvals, including INDs, NDAs, DMFs of drug substance, excipients, packaging materials, and medical devices,  correspondences, meeting background materials, meeting minutes with Regulatory Authorities, letters, submissions, dossiers, notifications, registrations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority with respect to the Product in a particular country or jurisdiction.

“Term” means the term of this Agreement as set forth in Section 10.1.

 “Territory” means the Peoples Republic of China, including Hong Kong SAR and Macau SAR, region of Taiwan, South Korea, Brunei, Cambodia, East Timor, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam.

“Third Party” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association or other entity that is not related to (directly or indirectly), or an Affiliate of, a Party hereto.

“Trademarks” means trademarks, service marks, logos, slogans, trade names, Internet domain names and any other indicator of the source of origin of goods or services, together with goodwill associated therewith.

Section 1.2 Other Defined Terms.  The definitions for each of the following defined terms is set forth in the section of this Agreement indicated below, without such list precluding existence and content of further defined terms as used in this Agreement:

Defined Term	Section
Agreement	Preamble
Alimera	Preamble
Alimera Assistance	Section 3.2(b)
Alimera Expenses	Section 3.3
Alimera Patents	Section 11.7(a)
Breaching Party	Section 10.3
Combination Product	Section 1.1
Confidential Information	Section 12.1
Cure Period	Section 10.3
Disclosing Party	Section 12.1
Effective Date	Preamble
EyePoint	Recital
Indemnification Claim Notice	Section 9.3(a)
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
Initial Regulatory Materials	Section 3.2(a)
Joint Inventions	Section 11.6(b)
Joint Patents	Section 11.7(c)
JSC	Section 4.1
JSC Member	Section 4.2
Ocumension	Preamble
Ocumension Patents	Section 11.7(b)
Party and Parties	Preamble
Quality Agreement	Section 6.2
Receiving Party	Section 12.1
Sales Milestone Event	Section 5.2
Sales Milestone Payments	Section 5.2

9 Second Product	Section 1.1
Sole Inventions	Section 11.6(a)
Sublicensee	Section 2.3
Supply Agreement	Section 6.2
Terminating Party	Section 10.3
Territory Filings and Approvals	Section 3.10
Transfer Price	Section 6.3

ARTICLE 2 GRANT of exclusive rights and license

Section 2.1 Grant of Exclusive Rights. During the Term and subject to the terms of this Agreement, Alimera hereby grants to Ocumension the exclusive right (even as to Alimera, subject to Section 2.4)  to register, seek reimbursement for, import, export, market, promote, distribute, sell, and otherwise Develop and Commercialize Product in the Field in the Territory.

Section 2.2  Product License.  During the Term, and subject to the terms of this Agreement, and in partial consideration of the payment obligations set forth in ARTICLE 5, Alimera hereby grants to Ocumension the exclusive (even as to Alimera, subject to Section 2.4) non-assignable (except as permitted under Section 13.5) and sublicensable (but only in accordance with all applicable terms and conditions herein)  license under the Product IP to import, test, use, have used, register, sell, offer for sale, distribute, and otherwise Develop and Commercialize the Product in the Field in the Territory (the “Product License”).

Section 2.3 Right to Sublicense.  Subject to the applicable terms of this Agreement and obligations of Alimera under the Master License set forth in this Section 2.3 with respect to any Third Party Sublicensee (which, for the avoidance of doubt, excludes wholesale distributors and Third  Party logistics providers) for the prior submission to EyePoint of a complete copy of any sublicense agreement with respect to such Sublicensee (which shall be deemed Confidential Information of Ocumension hereunder), Ocumension may sublicense the licenses and rights granted under Section 2.1 and Section 2.2 to (a) any Affiliates, wholesale distributors or Third  Party logistics providers without consent by Alimera, and (b) any other Third Party performing Ocumension’s obligations under this Agreement with prior written consent by Alimera, which shall not be unreasonably withheld, delayed or conditioned (each such sublicensee, a “Sublicensee”). Sublicensees shall not have the right to, and Ocumensation shall prohibit Sublicensee to, grant further sublicenses or subcontracting to any further Third Party and/or to use the Product IP (other than Joint Inventions and Joint Patents) for any other purpose than exercise of rights under or the performance of this Agreement.

Section 1.3 Reservation of Rights.  Notwithstanding anything to the contrary in this Agreement, Alimera reserves, for itself and its Affiliates and its and their sublicensees other than Ocumension, all of its rights in, to and under the Product IP to (a) make or have made the Product, (b) Develop and Commercialize the Product outside the Field outside the Territory, and

(c) exercise its rights and perform its obligations under this Agreement and the Ancillary Agreements.

Section 1.4  Exclusivity. Subject to the rights retained by Alimera under Section 2.4,  Alimera shall not (and shall cause its Affiliates and its and their licensees, sublicensees not to), during the Term, (i) Develop (including submitting any application(s) for Regulatory Approval),  Commercialize the Product or any other product containing fluocinolone acetonide for use in the Field in the Territory, either on its own, with or through any Affiliate, or in collaboration with a Third Party, or (ii) cause, enable or assist any Affiliate or Third Party  (other than Ocumension and its Affiliates and Sublicensees in accordance with this Agreement) to Develop or Commercialize the Product or any such other product for use in the Field in the Territory; including, for the avoidance of doubt, manufacturing (or have manufactured) the Product or any such other product for or on behalf of, or supplying the Product or any such other product to, any Person (other than Ocumension and its Affiliates and Sublicensees) that Develops or Commercializes, or is reasonably expected to Develop or Commercialize, the Product or any such other product for use in the Field in the Territory.

Section 1.5  Non-Compete.  During the Term, Ocumension shall not (and shall cause its Affiliates and contractually require its Sublicensees not to) (i) directly develop, manufacture, offer, promote, distribute, or sell any product which contains fluocinolone acetonide (other than the Product) for use in the Field in the Territory,  without the prior written approval of Alimera, or (ii) export the Product to countries outside of the Territory.  For the avoidance of doubt, this Section 2.6 shall not apply to subcontractors of Ocumension.

Section 1.6  Subcontracting.  Ocumension may subcontract the performance of any Development or Commercialization as part of the activities to be conducted hereunder to any Person without approval by Alimera. Ocumension shall remain responsible for the performance of its obligations under this Agreement and such subcontractors agree to be bound by the applicable obligations hereunder as stipulated under ARTICLE 2,  Section 3.9(c),  ARTICLE 11,  and ARTICLE 12.  A “subcontractor” under this Agreement is a Person that performs Development or Commercialization activities under this Agreement for Ocumension and/or its Affiliates only and not on the subcontractor’s own behalf.

Ocumension shall remain liable for its Affiliates’, Sublicensees’, and subcontractors’ compliance with the applicable terms of this Agreement and shall be solely and severally liable for any breach of applicable obligations hereunder by any Affiliate, Sublicensee or subcontractor of Ocumension, notwithstanding any degree of Ocumension’s own fault. Alimera may bring at any time any claim against Ocumension directly for breach of applicable obligations of this Agreement by any Affiliate or Sublicensee or subcontractor of Ocumension.

Section 2.4 Delivery.  Within sixty (60) days after the Effective Date (with respect to Product IP existing as of the Effective Date), and within sixty (60) days after the creation or development of any other Product IP (with respect to any Product IP created or developed during the Term), Alimera shall deliver to Ocumension all information, documents, materials and other embodiments of the Product IP (including relating to Patents, trade secrets and know-how) reasonably necessary to enable and assist Ocumension to exercise its rights and conduct the activities contemplated by this Agreement.

Section 2.5 Product Trademarks.  Ocumension may (i) Develop and Commercialize the Product under any Product Trademarks and (ii) use the Product Trademarks in connection with the Product. The Product Trademarks shall be distinct from any Trademark used by Ocumension for any other product marketed by Ocumension in the Territory, including the product licensed by Ocumension from EyePoint for treatment of uveitis.    The Product Trademarks shall not be filed, registered or used by Ocumension outside the Territory. Nothing in this Agreement grants Ocumension any right to Control or use any Trademark owned by Alimera, including ILUVIEN®, its transliterations, or confusingly similar Trademarks in or outside the Territory, without Alimera’s prior written consent.

Section 2.6 Approved Labels.  Except as permitted by Applicable Laws, Ocumension will Commercialize the Product under only Approved Labels. If Ocumension or its Affiliates or Sublicensees through independent research and development under this Agreement identifies new indications for use of Product, Ocumension shall prior to any application or use of such findings share related data, studies, clinical protocols, clinical data, reports, chemistry, manufacturing and control data and information (in each case, in Ocumension’s possession and control) with Alimera. Alimera shall consider and agree in good faith to adjust the Approved Labels to reflect such new indications.

Section 2.7 Master License. Each Party hereby acknowledges and agrees that:
(a) Ocumension is not and will not become an Affiliate of Alimera for the purposes of this Agreement;
(b) this Agreement is and will remain an arm’s length transaction;

(c) this Agreement is intended to (i) be consistent with the terms and conditions of the Master License and (ii) have included such terms and conditions as are necessary to permit Alimera to fulfill its obligations under the Master License, and the Parties in case of conflict between this Agreement and the Master License shall agree and modify this Agreement to this end, if applicable; provided that Alimera shall indemnify and hold harmless Ocumension and its Affiliates from and against any and all Losses arising in connection with such any amendment;

(d) nothing in this Agreement will expand any rights granted by licensor under Master License to Alimera; and

(e) nothing in this Agreement may be construed as (i) a waiver of respective rights under the Master License, which remain reserved, or (ii) an interpretation, clarification, amendment or expansion of, or evidence of any course of dealings with respect to any provisions of the Master License.

ARTICLE 3 DEVELOPMENT AND COMMERCIALIZATION
Section 3.1 Development and Commercialization Efforts. Ocumension shall use 12

Commercially Reasonable Efforts to Develop, obtain Regulatory Approval for and Commercialize the Product in the Field in the Territory. For clarity, the Parties confirm their understanding that Commercially Reasonable Efforts for Development and Commercialization do not require or include local manufacturing by Ocumension or its Affiliate, Sublicensee, or subcontractor in the Territory.

Section 1.7 Alimera’s Support for Development and Commercialization.

(a) Alimera will provide, at Ocumension’s cost, in the event such documentation is not readily available, all documentation required or reasonably useful for Ocumension to proceed for a complete filing for Regulatory Approval, including information for manufacturing, pre-clinical studies and clinical information as in Alimera’s or its Affiliates’ possession or control or readily available to Alimera or its Affiliates at the Effective Date or during the Term, with the Regulatory Authority in the Territory in the form “as is” without any translations (related costs of translations shall be borne by Ocumension); which includes those already on file with the Regulatory Authority in the Territory and for excipients which are declared by Alimera and accepted by Ocumension (the “Initial Regulatory Materials”). Ocumension acknowledges and agrees that the Initial Regulatory Materials include know-how, trade secrets and/or other Intellectual Property of Alimera, including Product IP, for which appropriate safeguarding measures and protection against access by unauthorized Third Parties must be taken, including as stipulated under ARTICLE 12 herein.

Alimera has provided, and Ocumension has had access to and has reviewed, a portion of the Initial Regulatory Materials in an electronic data room. Ocumension will provide, within fourteen (14) days from the Effective Date, a complete list (in English) of any additional Initial Regulatory Materials reasonably necessary to perform Ocumension’s Product Development responsibilities under this Agreement, and Alimera shall initiate transfer of all information and documentation on the list and under Alimera’s Control within sixty (60) days of the Effective Date and complete such transfer within ninety (90) days of the Effective Date in a manner and form as agreed by Alimera and Ocumension; Ocumension shall confirm receipt in writing and be responsible for any translations at its own cost and Alimera will use Commercially Reasonable Efforts to cause drug substance vendors, excipients vendors and medical devices vendors to file drug master files to the NMPA, and other Regulatory Authority in the countries and jurisdictions of the Territory, if and as required and applicable. Upon Ocumension’s request, Alimera will use Commercially Reasonable Efforts to cause suppliers of packing components and items which make up the Product’s administration kit to make medical device-related filings to NMPA, and other Regulatory Authority in the countries and jurisdictions of the Territory, if and as required and applicable. The list of Initial Regulatory Materials shall include a letter of authorization allowing Ocumension to file the Product data and reports to the Regulatory Authorities in the Territory, the complete Product IND dossier with FDA correspondence, the complete Product NDA dossier with FDA correspondence and the latest version of the NDA dossiers updated post-FDA approval. Alimera will provide Ocumension with subsequent NDA submissions and other Regulatory Materials in relation to the Product, including annual reports, approval supplements, changes being effected, and FDA correspondences,  within ten (10) Business Days after the submission or receipt thereof. In addition, Alimera will file a Certificate of a Pharmaceutical Product with the FDA and EMA no later than thirty (30) days after execution of this Agreement. Without limiting the generality of the foregoing, Alimera shall, and shall cause its Affiliates to, upon being contacted by the FDA or  another Regulatory Authority, regarding any material regulatory purpose pertaining to this Agreement or to the Product, including for risk management communications, dear doctor letters, urgent safety restrictions or labeling changes, communicate with and timely inform Ocumension.  If Alimera intends to make, or becomes aware of, any actual or potential material changes relating to the Product, including relating to safety, specifications, manufacturing, Regulatory Approvals or other aspects of the Product, whether in or outside of the Territory, Alimera shall promptly inform Ocumension of such changes in writing, in any event prior to seeking Regulatory Approvals for such changes with the FDA or another Regulatory Authority. Alimera shall provide Ocumension with copies of all material correspondence by it or any of its Affiliates or licensees or sublicensees (to which Alimera has access) with any FDA or another Regulatory Authority with respect to the Product, as well as a roadmap of such correspondence, within ten (10) days after  receipt or submission of such correspondence, and Alimera acknowledges and agrees that Ocumension may share such information (excluding any information which is marked or reasonably understood to be trade secrets or confidential information) with its contractual partners, Sublicensees and/or subcontractors with any rights to Develop and Commercialize Product in the Territory (for use in connection with any such rights).

(b) Alimera, to the extent such import into the Territory by Alimera is permissible under Applicable Laws, shall provide reasonable quantities of the Product to Ocumension for Clinical Trials,  with Commercially Reasonable Efforts by Alimera to be made, no later than four (4) months following Ocumension’s request for same, in the Territory in accordance with the terms of the Supply Agreement and the Quality Agreement and will, upon the request of Ocumension, provide reasonable scientific and technical support for regulatory and licensing efforts, to the extent required for the conduct of activities under this Agreement relating to the Product in the Field in the Territory under this Agreement, including as further set forth in this Section 3.2(b) (collectively, the “Alimera Assistance”).

(i) Alimera will make Commercially Reasonable Efforts to provide support to Ocumension reasonably requested by Ocumension (taking into account any applicable legal restrictions) (including by in-country presence of Alimera’s personnel, taking into consideration of any negative impact on taxation of Alimera by such country and subject to reasonable security concerns) in preparing materials for submission in obtaining Marketing Authorization and reimbursement pricing, including providing access to data and documentation in Alimera’s control, granting the right of reference to approved regulatory dossiers, and helping to create and develop value arguments.

(ii) Alimera will provide Ocumension with approved promotional, scientific and training material related to the Product, and Alimera will reasonably assist Ocumension in the initial training of Ocumension. The Parties will promptly agree on details of such training assistance in good faith.

(iii) Alimera will provide Ocumension with Alimera-approved, English language promotional materials for translation and use locally under the Product Trademarks, pending the obtaining of an Approved Label in the applicable country or jurisdiction of the Territory. Ocumension shall bear all responsibility (including compliance with Applicable Laws in the Territory) for development of promotional materials for the Territory and shall indemnify

Alimera and its Affiliates accordingly pursuant to Section 9.1. Alimera in addition shall have the right to review Product promotional materials for compliance with this Agreement.

Section 1.8 Cost for Development and Commercialization.  Ocumension shall bear all costs and expenses in respect of the Development and Commercialization of the Product in the Field in the Territory, including (a) the requisite Clinical Trials and costs and fees associated with Regulatory Approval, and (b) all shipping, travel, man days (but only to the extent exceeding one hundred (100) man hours) and other reasonable out of pocket costs actually incurred by Alimera in order to provide the Alimera Assistance requested by Ocumension (the “Alimera Expenses”).  Within thirty (30) days after the end of each Calendar Quarter during which Alimera has provided the Alimera Assistance, Alimera shall deliver to Ocumension an invoice setting forth any Alimera Expenses relating to such Alimera Assistance.  All such amounts shall be paid by Ocumension to Alimera within thirty (30) days of receipt of the relevant invoice and otherwise in accordance with Section 5.3 and Section 5.5.

Section 1.9 Regulatory Activities.  Ocumension will use Commercially Reasonable Efforts to obtain Regulatory Approvals for the Product from the NMPA and other Regulatory Authorities in the Territory for diabetic macular edema with an Approved Label. To the extent permitted by Applicable Law and without prejudice to Section 10.5(c), Ocumension or its designee shall own all Regulatory Materials and Regulatory Approvals of the Product in the Territory during the Term, and shall use Commercially Reasonable Efforts to maintain such Regulatory Approvals during the Term where obtained (and, for clarity, after termination of this Agreement for  period of no more than twelve (12) months, shall take such actions reasonably required to maintain such Regulatory Approvals required to be transferred to Alimera pursuant to Section 10.5(c) until transferred to Alimera pursuant to Section 10.5(c)). Ocumension will notify Alimera in writing at least six (6) months in advance before abandoning any Regulatory Approval, and upon request by Alimera, shall reasonably cooperate in the assignment of such Regulatory Approval to Alimera or a designated entity;  provided, however, that Alimera shall be solely responsible for costs and expenses relating to the foregoing. Ocumension shall be responsible for the preparation of all Regulatory Materials and all communications and interactions with Regulatory Authorities with respect to the Product in the Field in the Territory, both prior to and subsequent to receipt of Regulatory Approval, and Alimera shall provide reasonable assistance requested by Ocumension with respect thereto. Upon the request by a Regulatory Authority in the Territory to Ocumension for any information or materials relating to the Product that have not already been provided to Ocumension under the terms of this Agreement, Alimera shall promptly provide to Ocumension such information and materials to the extent that such information or materials are in Alimera’s or its Affiliates’ possession, readily available or within Alimera’s or its Affiliates’ Control.

Section 1.10 Marketing Meetings.  The Parties’ representatives shall meet at least once per Calendar Year in person, which may include virtual meetings, during any period in which Commercialization activities are being undertaken and may meet at other times mutually agreed by the Parties.  Each Party will bear its own costs associated with attending such meetings. In addition, the Parties shall conduct marketing updates (presented by video or teleconference) in each Calendar Quarter during any period in which Commercialization activities are being undertaken.

Section 1.11 Pricing and Marketing. Ocumension shall, in its sole discretion and subject 15 to Applicable Laws, determine and control Product pricing, marketing and promotion in the Territory.

Section 1.12 Safety Data Exchange Agreement.  Within one hundred and twenty (120) days of the Effective Date, but in any event prior to commencement of any Clinical Trials with the Product in the Territory, the Parties will in good faith negotiate and finalize a separate safety data exchange agreement (the “Pharmacovigilance Agreement”), the terms of which shall set forth the obligations, procedures and timelines for exchanging information (such as the occurrence of adverse events and serious adverse events) observed in connection with the Product in order to enable each Party to comply with its safety reporting obligations to Regulatory Authorities in its respective field and territory.  Prior to the execution of the Pharmacovigilance Agreement, each Party shall promptly notify the other Party of any information observed in connection with the Product necessary to enable such Party to comply with its safety reporting obligations to Regulatory Authorities in its respective field and territory.  Alimera shall maintain the global safety database for the Product, which shall include adverse events and other information relating to the safety of the Product.  Upon written reasonable advanced request by Ocumension, Alimera shall make the data maintained in the global safety database accessible and available to Ocumension in the form in which such data is then-currently maintained by Alimera.

Section 1.13 Medical Information Requests and Complaints.    Ocumension shall be responsible for handling and addressing all customer requests for information, complaints, and regulatory and safety reporting to Regulatory Authorities with respect to the Product in the Field in the Territory. Ocumension shall on a quarterly basis inform Alimera in reasonable detail in writing of all such complaints and safety reporting as well as customer requests for information that are relevant to Alimera’s regulatory, legal, and commercial interests as Product owner.

Section 1.14 Data Sharing and Use.

(a) Data Sharing.  In addition to the adverse event and safety reporting to be undertaken under the Pharmacovigilance Agreement, each Party shall promptly provide the other Party, through the JSC if practicable or if not practicable directly to the other Party, with copies of all material data and reports generated from its Development of the Product in its respective field and territory to the extent Controlled by such Party and permitted to be disclosed by such Party and necessary or useful for the Development of the Product in the other Party’s field and territory.

(b) Timely information. Ocumension and its Affiliates shall, and Ocumension shall contractually require its Sublicensees to, upon being contacted by the FDA or another Regulatory Authority, regarding any material regulatory purpose pertaining to this Agreement or to the Product, including for risk management communications, dear doctor letters, urgent safety restrictions or labeling changes, communicate with and timely inform Alimera.  For clarity, Ocumension shall keep Alimera reasonably informed of material developments and results of applications for Regulatory Approval of the Product in the Territory under this Agreement. Ocumension shall provide Alimera with copies of all material correspondence (in original language) by it or any of its Affiliates or Sublicensees (to which Ocumension has access) with any such Regulatory Authority with respect to Product, as well as English translation of a roadmap of such correspondence, within ten (10) Business Days after its receipt or submission of such correspondence, and Ocumension acknowledges and agrees that Alimera may share such information (excluding any information which is marked or reasonably understood to be trade secrets or confidential information) with its contractual partner under the Master License and other distributors and/or licensees with any rights to promote, market, distribute and/or sell Product outside the Territory (for use in connection with any such rights).

(c) Use of Data and Results.  Each Party shall have the right to use and reference any data, including Regulatory Materials, clinical materials, CSR, datasets, post-authorization studies etc., generated by a Party and its Affiliates, Sublicensees (for Ocumension), licensee and sublicensees (for Alimera) and subcontractors from the Development of the Product inside or outside the Territory in support of obtaining Regulatory Approval for the Product in the Field. Each Party shall have the right to be informed, obtain and use any such data, including Regulatory Materials, clinical materials, CSR, datasets, post-authorization studies etc., for any other indication (i) for Ocumension for use inside the Territory only, and (ii) for Alimera for use outside the Territory only.

Section 1.15 Government Filings. The Parties acknowledge and agree that this Agreement shall be subject in all respects to any applicable filings and approvals required from any governmental authority in the Territory with respect to the execution and performance hereof (“Territory Filings and Approvals”). Subject to the terms of this Agreement, Ocumension shall be solely responsible for making and obtaining all such Territory Filings and Approvals.

Section 1.16 Other Ocumension Covenants. Ocumension covenants to Alimera that, during the Term:

(d) it will conduct its obligations under this Agreement, including all preclinical and clinical studies for the Product, in accordance in all material respects with, to the extent applicable to the conduct of such studies in the Territory, cGLP, cGCP and cGMP;

(c) it will not knowingly employ any personnel or knowingly use a contractor or consultant that has been debarred or subject to a similar sanction by any Regulatory Authority to perform obligations in connection with the Product under this Agreement; and

(d) it will use Commercially Reasonable Efforts to pursue Regulatory Approval and reimbursement for the Product in the Field and Territory consistent with the Approved Labels.

Section 3.2 No Violation of Applicable Laws.  Notwithstanding anything that may be to the contrary, neither Party shall be required to perform any obligations under this Agreement if the performance of such obligations would, or would reasonably be expected to, result in a violation of Applicable Laws, which could not be promptly remedied by Commercially Reasonable Efforts. Each Party will promptly notify the other Party and keep the other Party reasonably informed of any such affected obligations and use Commercially Reasonable Efforts to cooperate with the other Party and arrange a substitute means of performing substantially similar obligations reasonably acceptable to the other Party.

ARTICLE 4

JOINT STEERING COMMITTEE

Section 4.1 Joint Steering Committee.  The Parties shall form a  joint steering committee (the “JSC”) within thirty (30) days of the Effective Date to oversee and review the Development and Commercialization of the Product in the Field in the Territory and coordinate the Parties’ activities under this Agreement. From time to time, the JSC may establish subcommittees to oversee particular projects or activities as it deems necessary or advisable.  Each subcommittee shall consist of an equal number of members from each Party with such expertise as the JSC determines is appropriate from time to time.

Section 4.2 Members.  The JSC shall comprise four (4) voting members (each, a “JSC Member”).  Each Party shall have the right to appoint two (2) JSC Members to serve on the JSC, where each JSC Member will be an employee and shall have sufficient seniority and relevant expertise within the applicable Party’s organization to have the necessary decision-making authority in order for the JSC to fulfill its responsibilities.  Each Party may at any time replace its JSC Members upon written notice to the other Party.  Each Party may invite a reasonable number of non-member, non-voting representatives of such Party to attend JSC meetings.

Section 1.17 Responsibilities of the JSC. The JSC shall have, inter alia, the following responsibilities:
(e) coordinating the activities of the Parties under this Agreement and providing a forum to facilitate communications between the Parties under this Agreement;
(f) reviewing and discussing the Development and Commercialization of the Product in the Field in the Territory;

(g) discussing at a high-level and exchanging relevant information relating to the Development and Commercialization activities for the Product in the Field undertaken by either Party and its Affiliates inside and outside of the Territory (including pre-clinical and clinical studies of Product conducted and completed since the last meeting) (i) to the extent relevant to the Development and Commercialization of the Product in the Field in the Territory, and (ii) to the extent that either Party has the right to disclose such information to the other Party; and

(h) performing such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties in writing by mutual agreement.

The JSC shall not have any authority to amend, modify or waive compliance with this Agreement.

Section 1.18 Meetings.  The JSC shall meet at least once per Calendar Quarter during any period in which Development activities are being undertaken, and at least twice per Calendar Year thereafter, and may meet at other times mutually agreed by the Parties.  The meetings of the JSC may occur in person or by telephone or videoconference.  Each Party will bear its own costs associated with attending JSC meetings.  The Parties shall alternate responsibility for (a) calling meetings, (b) preparing and circulating an agenda and relevant materials at least ten (10) days in advance of each JSC meeting, and (c) preparing and issuing minutes of each meeting within ten (10) days thereafter for approval by the JSC.  Each Party may from time to time invite a reasonable number of participants, in addition to its JSC Members, to attend JSC meetings in a non-voting capacity.  Each such participant attending a JSC meeting shall be bound by written confidentiality and non-disclosure terms and conditions at least as restrictive as those set forth in this Agreement with respect to the Confidential Information of the other Party.

Section 1.19 Governance.  Decisions at the JSC shall be made unanimously, with a quorum consisting of at least one (1) JSC Member appointed by each Party and the representatives of each Party collectively having one vote on behalf of such Party.  In the event of a deadlock at the JSC with respect to a particular matter that cannot be resolved within thirty (30) days after such matter was first considered by the JSC, then the deadlocked dispute shall be escalated to the Parties’ Chief Executive Officers or their designees (the “Executive Officers”) for review and resolution.  If the Executive Officers cannot reach an agreement regarding such dispute within thirty (30) days after submission, then (a) Alimera shall have final decision-making authority over the Development, manufacture or Commercialization of the Product and any other matter primarily relating to the Product, in each case, outside the Field and outside the Territory; (b) Ocumension shall have final decision-making authority over the Development and Commercialization of the Product and any other matter primarily relating to the Product, in each case, in the Field in the Territory; and (c) any other matters shall be submitted to the dispute resolution procedure in accordance with Section 13.9.  For clarity, neither Party will have any right to unilaterally amend, modify or waive compliance with this Agreement.

ARTICLE 5 MILESTONES AND ROYALTIES

Section 1.20 Upfront Payment.  In partial consideration for the Product License, Ocumension shall pay to Alimera a one-time, upfront payment in the amount of Ten Million Dollars ($10,000,000) within ten (10) days of the Effective Date.

Section 1.1 Sales Milestone Payments.  In partial consideration for the Product License, Ocumension will make the following one-time, sales milestone payments to Alimera upon the first achievement of the applicable sales milestone event (each, a “Sales Milestone Event”) with respect to the Product Developed and/or Commercialized under this Agreement by or on behalf of Ocumension, its Affiliates or Sublicensees (the “Sales Milestone Payments”):

Sales Milestone Event (in Dollars)	Sales Milestone Payment (in Dollars)
[***]	[***]
[***]	[***]

20 [***]	[***]
[***]	[***]

In the event that more than one Sales Milestone Event is first achieved in the same Calendar Year, then Ocumension shall pay to Alimera each of the corresponding Sales Milestone Payments for each such Sales Milestone Event that has been achieved in that Calendar Year.  Ocumension shall notify Alimera in writing within thirty (30) days following the achievement of a Sales Milestone Event for which a Sales Milestone Payment is payable.  Ocumension shall pay to Alimera the applicable Sales Milestone Payment within fifteen (15) days following the date of the written notice provided by Ocumension of the achievement of the relevant Sales Milestone Event.  For clarity, each Sales Milestone Payment is only payable once, upon the first achievement of the applicable Sales Milestone Event, and in no event shall the total amount of Sales Milestone Payments exceed Eighty-Nine Million Dollars ($89,000,000).

Section 1.21 Method of Payment.  All payments due from Ocumension to Alimera under this Agreement shall be paid in Dollars by wire transfer to a bank account designated in writing by Alimera on the same day or before the day on which such payment is due. To the extent permitted by Applicable Laws, Ocumension shall be solely responsible for obtaining all necessary governmental approvals to ensure timely payment in full.

Section 1.22 Currency Conversion.  With respect to sales of Product invoiced in a currency other than Dollars, the Net Sales and amounts due hereunder will be reported in Dollars, calculated using the conversion rate for the relevant period as reported by Reuters Ltd (at http://reuters.com/finance/currencies/quote) on the last Business Day of the relevant period.

Section 1.23 Interest on Late Payment.  In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of three percent (3%) above the thirty (30) day EURIBOR rate effective for the date such payment was due; provided,  that in no event shall said annual interest rate exceed the maximum rate permitted by Applicable Law.  Each such payment when made shall be accompanied by all interest so accrued.  Said interest and the payment and acceptance thereof shall not negate or waive the right of any Party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment, including termination of this Agreement as set forth in ARTICLE 10.

Section 1.24  Net Sales Report. Not later than forty-five (45) days following the end of each Calendar Quarter following the First Commercial Sale of the Product in a given country of the Territory (including the Calendar Quarter in which the expiry or termination of this Agreement takes effect), Ocumension shall submit to Alimera a written report detailing, in respect of each country and jurisdiction of the Territory in which the Product is sold by Ocumension or its Affiliates or Sublicensees during such Calendar Quarter:

(a) the quantity of Product invoiced;

(b) the gross amounts invoiced and from which Net Sales were calculated;
(c) the total Net Sales of Product during the relevant Calendar Quarter, in Dollars and the currency in which the Net Sales were recorded, showing the conversion rates used; and
(d) the amount of any Sales Milestone Payment due in relation to such Net Sales pursuant to this Section, if any.

Ocumension shall pay to Alimera any Sales Milestone Payment due in respect of the Net Sales as stipulated in Section 5.2 herein.

ARTICLE 6 SUPPLY OF PRODUCT

Section 6.1 Product Supply.  During the Term, Alimera shall supply FD Product (as defined in Section 6.2) to Ocumension and will meet Ocumension’s requirements of FD Product for the Development and Commercialization of the Product in the Territory in accordance with the Supply Agreement and the Quality Agreement.

Section 1.25 Supply Agreement and Quality Agreement.    Within sixty (60) days of the Effective Date, the Parties shall negotiate in good faith the terms of and enter into a mutually agreeable supply agreement (the “Supply Agreement”) and related quality agreement (the “Quality Agreement”) pursuant to which Alimera shall supply to Ocumension, directly or through a Third Party, quantities of the Product in part-finished or finished dosage form in carton and packaging, terminally sterilized, according to specifications agreed with Ocumension and set forth in the Supply Agreement (“FD Product”) to support the Development and Commercialization of the Product in the Territory.  Ocumension will undertake secondary packaging, as appropriate, to ensure the Product can be sold and distributed under the Product Trademarks in each applicable country and jurisdiction of the Territory where Marketing Authorization is obtained, in accordance with local Regulatory Approvals and Applicable Laws.  Alimera will supply the FD Product to Ocumension at the fixed Transfer Price in accordance with Section 6.3 and the Supply Agreement and Quality Agreement shall contain such other terms customary and reasonable for agreements of such type. In the event Ocumension requires Alimera to provide the Product in final packaging, Ocumension will reimburse Alimera for the costs of developing such packaging, including the costs of translation, pursuant to the terms of the Supply Agreement.

Section 1.26 Product Pricing.  Alimera shall sell each unit of FD Product to Ocumension under the Supply Agreement at a fixed transfer price of [***] (the “Transfer Price”). Within thirty (30) days after each June 30th and December 31st during the Term, Alimera shall provide Ocumension with all information and documentation supporting the calculation of the Manufacturing Costs for the two Calendar Quarters ending on such dates.  In the event that the Manufacturing Costs increase by ten percent (10%) or more during any twelve (12) months period, Alimera shall promptly provide explanations for such increase to Ocumension and discuss and agree with Ocumension in good faith reasonable measures to address such increase.

Section 1.27 Terms of Supply. Demand forecasts will be set forth in the Supply Agreement, including minimum order quantities for the term of the Supply Agreement. The Supply Agreement shall also include the following terms:

(a) Alimera will manufacture the FD Product to meet the quantities set out in purchase orders from Ocumension, subject to Alimera’s reasonable acceptance of such orders.
(b) Ocumension will provide a monthly twelve (12)-month rolling forecast, the first four (4) months of which will be binding.

(c) Alimera will meet Ocumension’s requirements and assign shipping dates as close as practicable to the dates requested by Ocumension, provided that the requested date is not sooner than one hundred and eighty (180) days from the order date.

(d) Prior to any shipment of FD Product, Alimera will notify Ocumension of the shipment, including estimated date and time of arrival.
(e) Unless otherwise agreed with Ocumension, Alimera will supply FD Product made to order, with a minimum of seventy-five (75%) of shelf life on date of shipment to Ocumension.
(f) Delivery terms shall be FCA Supplier Facility (Incoterms 2020).
(g) Payment for FD Product must be made within thirty (30) days after receipt of invoice issued upon shipment of the FD Products.

(h) Ocumension will have the right to conduct quality assurance audits and inspections of (i) Alimera’s books and records to the extent reasonably necessary to verify compliance with the Supply Agreement and the Quality Agreement and any regulatory requirements and Applicable Laws to which Ocumension is subject and which are applicable to the manufacture, importation and marketing of the Product, and (ii) to the extent requested by Regulatory Authorities or otherwise necessary for purposes of compliance with Applicable Laws, the facilities (including any third party facilities) where the Product is manufactured, tested or stored.

ARTICLE 7 RECORDS AND AUDIT AND INSPECTION RIGHTS

Section 1.28 Records.  Ocumension shall, and shall cause its Affiliates to, keep and maintain for three (3) years complete and accurate records of sales of Product in sufficient detail to allow Alimera to confirm the accuracy of sales milestones and related payments payable to Alimera under ARTICLE 5.

Section 1.29 Audit by Alimera.  Alimera will have the right, by itself or through a Third Party auditor, to audit the applicable financial records and related documents of Ocumension and/or any relevant Affiliate or Sublicensee (who Ocumension shall cause to agree to such audit right of Alimera), solely to the extent relating to the Product and solely to the extent such Affiliate or Sublicensee holds the Product License, no more frequently than once per Calendar Year, and for twenty-four (24)  months after termination or expiration of this Agreement, upon reasonable prior written notice, to ensure Ocumension’s compliance with the terms of ARTICLE 5; provided, however, that (i) such audit shall take place during normal business hours, (ii) such audit shall not unreasonably disrupt normal business operations or performance of Ocumension and/or any such Affiliate under this Agreement, and (iii) any such Third Party auditor shall have entered into an appropriate confidentiality agreement with terms no less restrictive than terms of this Agreement.

Section 1.30 Cost of Audit by Alimera.  The cost of the audit set forth in Section 7.2 will be borne by Alimera, unless the audit reveals an underpayment of sales milestones payments for the period under audit, in which case, Ocumension shall reimburse Alimera for the reasonable costs of such audit.

Section 1.31 Audit by Ocumension. Ocumension will have the right, by itself or through a Third Party auditor, to audit,  no more frequently than twice annually, and during the Term and for twenty-four (24)  months after termination or expiration of this Agreement, the books, records and documents of Alimera and its Affiliates relating to Manufacturing Costs, upon reasonable prior written notice to Alimera, to ensure the cost is reasonable and acceptable; provided, however, that (i) such audit shall take place during normal business hours, (ii) such audit shall not unreasonably disrupt normal business operations or performance of Alimera, and (iii) any such Third Party auditor shall have enter into an appropriate confidentiality agreement with terms no less restrictive than terms of this Agreement.

Section 1.32 Cost of Audit by Ocumension.  The cost of the audit set forth in Section 7.4 will be borne by Ocumension, unless the audit reveals an overpayment of the Transfer Price by Ocumension, in which case, Alimera shall reimburse Ocumension for the reasonable costs of such audit.

ARTICLE 8 REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 1.33 Representations, Warranties and Covenants of Alimera. Alimera represents, warrants and covenants that as of the Effective Date, and during the Term:
(a) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;
(b) entering into this Agreement and performing the obligations hereunder will not conflict with (i) its organizational documents, (ii) its material contracts, or (iii) Applicable Laws;

(c) it Controls the Product IP and has the right, including under the Master License, to grant all rights and licenses it purports to grant to Ocumension with respect to the Product IP under this Agreement;

(d) at the Effective Date (but, for the avoidance of doubt, without limiting any of the other representations, warranties or covenants herein),  the Master License is valid, enforceable and in full force and effect;

(e) the terms and conditions of this Agreement (i) are consistent with, and do not conflict with, the terms and conditions of the Master Agreement, and (ii) include all terms and conditions as are necessary to permit Alimera to fulfill its obligations under the Master License;

(f) Alimera will (i) not enter into any amendment to the Master License that would reasonably be expected to limit the scope of the licenses or rights granted thereunder,  or conflict with this Agreement, and (ii) subject to and without limiting Section 10.2, not terminate the Master License without valid legal reason under the Master License;

(g) Alimera is and will be in compliance with the Master License, except for any non-compliance that does not, and would not reasonably be expected to, have a material adverse impact on the licenses, rights or obligations hereunder;

(h) Alimera has provided Ocumension with an accurate and complete copy of the terms and conditions of the Master Agreement;

(a) it has not granted licenses or other rights under the Product and the Product IP in the Field in the Territory to any Person or otherwise in conflict with the terms and conditions of this Agreement;

(a) it has disclosed and will promptly disclose to Ocumension all material information known to or received by Alimera concerning Product IP, including the institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding (excluding, for the avoidance of doubt, office actions in patent prosecution) involving any Product IP;

(b) to its knowledge, as of the Effective Date, the use of the Product IP or the import, use, sale, offer for sale, distribution of the Product does not infringe, misappropriate or otherwise violate any Intellectual Property of a Third Party and Alimera is not aware of any settled, pending or threatened claim, lawsuit or legal proceeding of a Third Party alleging that the Product IP infringes or misappropriates the Intellectual Property of a Third Party;

(c) to its knowledge, all of the Product IP is valid and enforceable; and
(d) it shall perform its obligations under this Agreement in compliance with all Applicable Laws in all material respects.
Section 8.2 Representations, Warranties and Covenants of Ocumension. Ocumension represents, warrants and covenants that as of the Effective Date and during the Term:
(a) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;
(e) entering into this Agreement and performing the obligations hereunder will 25 not conflict with (i) its organizational documents, (ii) its material contracts, including license agreements for “Yutiq” or otherwise with EyePoint, or (iii) Applicable Laws;

(f) it shall not file or register, or assist any other party, to file or register any Trademark (including domain names) identical with or confusingly similar to the Trademark for “Iluvien”, including any transliterations or translations thereof, anywhere in the world;

(g) it has the pharmaceutical distribution permits or other permits necessary to meet its obligations under this Agreement to Develop and Commercialize the Product in the Field in the Territory;

(h) it shall not manufacture or have manufactured the Product (other than (i) manufacturing by Alimera or its Affiliates or subcontractors or (ii) finishing any part-finished Product supplied by Alimera or its Affiliates or subcontractors or labeling or packaging any Product supplied by Alimera or its Affiliates or subcontractors) during the Term; and

(i) it shall perform its obligations under this Agreement in compliance with all Applicable Laws in all material respects.
Section 1.2 Anti-Corruption Compliance. Each Party represents, warranties and covenants that as of the Effective Date and during the Term:

(a) Compliance.  Neither Party nor any of its Affiliates, nor any of their respective shareholders, directors, officers, employees, agents, consultants or other representatives have performed or will perform, in connection with this Agreement, directly or indirectly, any act constituting a violation of the FCPA, or the anti-bribery laws of the Territory or any other countries, or any regulations promulgated thereunder, including making, promising to make or offering to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to anyone, including any “foreign official” (as defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, whether in money, property, services or anything else of value, in violation of any Applicable Laws or for the purpose of (1) obtaining favorable treatment in securing business, (2) paying for favorable treatment for business secured, (3) obtaining special concessions or for special concessions already obtained, (4) otherwise influencing the acts of such foreign official, political party or official thereof or candidate for foreign political office in their official capacity, or (5) otherwise obtaining an improper advantage in securing or retaining business.

(b) No Foreign Official Agents. No director, officer, employee, agent, consultant or other representative of either Party is a “foreign official” (as defined in the FCPA).

(c) Cooperation with Investigations.  Each Party will fully cooperate with any ethics or compliance investigations into possible FCPA violations of the FCPA or the anti-bribery laws and regulations of the Territory or other countries that arise in connection with this Agreement.

(d) Complete and Accurate Books and Records. Each Party will keep accurate financial books and records in connection with its performance under this Agreement.

Section 8.3 No Other Warranties.  EXCEPT AS EXPRESSLY STATED HEREIN, ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED BY STATUTE, COMMON LAW, OR OTHERWISE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,  ARE EXCLUDED AND DISCLAIMED.

ARTICLE 9 INDEMNIFICATION; THIRD PARTY CLAIMS

Section 9.1 Indemnification by Ocumension.  Ocumension shall indemnify, defend and hold Alimera, its Affiliates, and its and their respective directors, agents,  employees and sublicensees harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a Third Party (each a “Third Party Claim”) resulting or otherwise arising from (i) Ocumension’s or its Affiliates’ or Sublicensees’ Development or Commercialization of the Product, (ii) the breach of any representation, warranty or covenant hereunder by Ocumension,  or (iii) gross negligence or willful misconduct of Ocumension; except, with respect to the foregoing clauses (i), (ii) and (iii), to the extent that Alimera is obligated to indemnify Ocumension for such Losses under Section 9.2.

Section 9.2 Indemnification by Alimera.  Alimera shall indemnify, defend and hold Ocumension, its Affiliates, and its and their respective directors, agents,  employees and Sublicensees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting or otherwise arising from (i) Alimera’s or its Affiliates’ or licensees’ or sublicensees’ manufacture, supply, Development or Commercialization of the Product, (ii) breach of any representation, warranty or covenant hereunder by Alimera, (iii) the infringement, misappropriation or violation of any Intellectual Property of a Third Party by use of any of the Product IP or the import, use, sale, offer for sale, distribution or other Development or Commercialization of the Product (except solely to the extent any use, import, sale, offer for sale, distribution or other Development or Commercialization by Ocumension or an Affiliate or Sublicensee exceeds the scope of the Product License set forth in Section 2.2), or (iv) gross negligence or willful misconduct of Alimera; except, with respect to the foregoing clauses (i), (ii) and (iii), to the extent that Ocumension is obligated to indemnify Alimera for such Losses under Section 9.1.

Section 9.3 Indemnification Procedures.

(a) Notice of Claim.  All indemnification claims under Section 9.1 or Section 9.2, as applicable, will be made solely by the corresponding Party seeking indemnity (collectively, the “Indemnified Parties” and each an “Indemnified Party”).  The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) written notice (an “Indemnification Claim Notice”) of any Losses and any legal proceeding initiated by a Third Party against the Indemnified Party as to which the Indemnified Party intends to make a request for indemnification under Section 9.1 or Section 9.2, as applicable, within thirty (30) days after becoming aware thereof, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice except to the extent that such delay actually prejudices the defense of such proceeding.  Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time).  Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim.

(b) Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Section 9.1 or Section 9.2, as applicable, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects provided that such legal counsel is reasonably acceptable to the Indemnified Party, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith.  Should the Indemnifying Party assume the defense of a Third Party Claim (and continue to defend such Third Party Claim in good faith), the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim, unless the Indemnifying Party has failed to assume the defense and employ counsel in accordance with this Section 9.3.

(c) Right to Participate in Defense.  Without limiting the foregoing, any Indemnified Party will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided,  however, that such employment will be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has failed to assume the defense (or continue to defend such Third Party Claim in good faith) and employ counsel in accordance with this Section 9.3, in which case the Indemnified Party will be allowed to control the defense at the Indemnifying Party’s expense.

(d) Settlement.  With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party (i) becoming subject to injunctive or other relief, or (ii) admitting any breach or violation of contract or law, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided,  however, that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto).  With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9.3(b), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided, it obtains the prior written consent of the Indemnified Party (which consent will be not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party that has assumed the defense of (and continues to defend) the Third Party Claim in accordance with Section 9.3(b) will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of such Indemnifying Party.  Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 9.3(b).

(e) Cooperation.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim.  Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

(f) Expenses of the Indemnified Party.  Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

Section 9.4 LIMITATION OF LIABILITY.  EXCEPT TO THE EXTENT INCLUDED IN LOSSES RESULTING FROM A THIRD PARTY CLAIM FOR WHICH ONE PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY (OR AN INDEMNITEE OF SUCH OTHER PARTY) PURSUANT TO THIS ARTICLE 9 OR ANY BREACH OF ARTICLE 11 (INTELLECTUAL PROPERTY) OR ARTICLE 12 (CONFIDENTIALITY), IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS OR REVENUES), INDIRECT, PUNITIVE, SPECIAL, OR LIQUIDATED DAMAGES OF ANY KIND UNDER OR IN CONNECTION WITH THIS AGREEMENT, OTHER THAN IN THE EVENT OF INTENTIONAL MISREPRESENTATION, FRAUD OR WILLFUL MISCONDUCT.

Section 9.5 Insurance.  During the Term, each Party shall procure, provide a certificate of insurance of, and maintain insurance, including general liability insurance and product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at least thirty (30) days prior to when Product is being clinically tested in human subjects (in the case of clinical trial insurance) or commercially distributed or sold (in the case of product liability insurance) by such Party pursuant to this Agreement.  The policies of insurance obtained by the Parties hereunder must state that the insurer shall notify the other Party at least thirty (30) days prior to termination, cancellation of, or any material change in, the coverage provided.

ARTICLE 10 29

TERM AND TERMINATION

Section 10.1 Term.  This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to this ARTICLE 10, shall continue in full force and effect, until the latest of (i) the tenth (10th) anniversary of the First Commercial Sale of the Product by Ocumension in any country or jurisdiction in the Territory or (ii) for as long as Ocumension or any Affiliate of Ocumension or any Sublicensee is Commercializing a Product in any part of the Territory. At any time after the tenth (10th)  anniversary of the Effective Date, Alimera may terminate this Agreement, on thirty (30) days’ prior written notice, with respect to any country or jurisdiction in the Territory in which Ocumension has not,  as of the date of such written notice, achieved a First Commercial Sale and is not then continuing to Commercialize the Product; provided, however, that in the event Ocumension informs Alimera during the relevant notice period, in writing, that Ocumension wishes to retain the Agreement in the country or jurisdiction that is the subject of the termination notice, the Parties shall discuss in good faith reinstatement or extension of the Agreement in such country or jurisdiction.

Section 10.2 Master License.

(a) Subject to this Section 10.2,  this Agreement shall terminate in its entirety in the event that the Master License terminates; provided that (i) Alimera shall use Commercially Reasonable Efforts to inform Ocumension promptly in writing of any actual, anticipated, likely or imminent termination notice relating to the Master License, and (ii) if Ocumension obtains or can demonstrate that it reasonably expects to promptly obtain a license from EyePoint or its Affiliates,  (A) this Agreement shall continue in full force and effect and shall not be terminated except solely with respect to the sublicense granted by Alimera to Ocumension under the EyePoint IP under the Product License, and (B) Alimera shall be responsible for Ocumension’s reasonable Third Party costs for obtaining a license from EyePoint or its Affiliates (including reasonable amounts payable to EyePoint or its Affiliates in connection with or under a license to EyePoint IP), and (C) Alimera and Ocumension will discuss and agree on in good faith any other amendment appropriate to reflect such partial termination of this Agreement.

(b) A termination of the Master License (other than solely caused by Ocumension’s breach of this Agreement) shall be deemed (for purposes of this Agreement) as Alimera’s material breach of this Agreement.

(c) In the event that the Master License is terminated or is expected to be terminated (other than solely caused by Ocumension’s breach of this Agreement), Alimera shall, at its sole cost, use Commercially Reasonable Efforts to, as soon as practicable: (a) assist Ocumension in obtaining a direct license under EyePoint IP from EyePoint to Ocumension on commercially reasonable terms and conditions; (b) either (i) continue to perform Alimera’s obligations under the Supply Agreement according to its terms and conditions, or (ii) assist Ocumension in obtaining direct licenses and direct supply and manufacturing agreements on commercially reasonable terms from Alimera’s suppliers and manufacturers of the Product or any components of the Product; (c) reasonably cooperate with Ocumension (and its designees) in Ocumension’s efforts to assume, directly or indirectly through a designee, performance of the activities relating to this Agreement; and (d) provide Ocumension with reasonable transition assistance reasonably requested by Ocumension to support and permit Ocumension to continue with the Development and Commercialization of the Product under this Agreement without disruptions,  subject to the applicable terms of the license from EyePoint to Ocumension and this Agreement (subject to partial termination of this Agreement as set forth in the first sentence of this Section 10.2) on the further use of Product IP and Confidential Information of Alimera in relation to the Product in the Field in the Territory.

Section 10.3  Termination for Material Breach.    Either Party (the “Terminating Party”) may terminate this Agreement in its entirety, or with respect to the applicable country or jurisdiction on a country-by-country or a jurisdiction-by-jurisdiction basis, if the other Party (the “Breaching Party”) has materially breached this Agreement, and such material breach has not been cured within ninety (90) days after receipt of written notice of such breach by the Breaching Party from the Terminating Party (the “Cure Period”);  provided, however, that (a) the Terminating Party provides written notice of such material breach to the Breaching Party in sufficient detail to put the Breaching Party on notice of such material breach, and (b) if such breach is capable of being cured but cannot be cured within such Cure Period and the Breaching Party initiates substantial actions to cure such breach within such Cure Period and thereafter diligently pursues such actions, the Breaching Party shall have such additional period as is reasonable in the circumstances to cure such breach.  The written notice describing the alleged material breach shall provide sufficient detail to put the Breaching Party on notice of such material breach.

For the purposes of this Section 10.3, the following are deemed to be a “material breach” of this Agreement (which, for the avoidance of doubt, shall be subject to the Cure Period and the procedures and requirements set forth in this Section 10.3): (a) with respect to Alimera as the Breaching Party, breach of Section 2.5; and (b) with respect to Ocumension as the Breaching Party, (i) breach of Section 2.6, (ii) breach of Section 3.11(d), filing patent applications by Ocumension or its Affiliates for inventions incorporating trade secrets or other confidential information of Alimera disclosed by Alimera to Ocumension as Product IP under this Agreement, or (iii) failure to make the payment described in Section 5.1 or the payments  (that are not disputed in good faith) described in Section 5.2.

Any termination of this Agreement pursuant to this Section 10.3 shall become effective upon written notice from the Terminating Party delivered no earlier than at the end of the Cure Period, unless the Breaching Party has cured any such material breach prior to the expiration of such Cure Period; provided, however, in the event that the Breaching Party disputes in good faith the breach alleged by the Terminating Party, this Agreement shall continue in full force and effect and each Party may continue to exercise its rights under this Agreement during any dispute resolution process set forth in Section 13.9 relating to such alleged breach, except that the Terminating Party may suspend the performance of its obligations under this Agreement until the conclusion of such dispute resolution process; provided further, however, that in the event that the arbitrators decide that the alleged breach does not constitute a breach or the termination is not effective, then the Terminating Party shall compensate the alleged Breaching Party and its Affiliates for any and all Losses arising in connection with any inability to exercise any rights or suspension of performance under this Agreement.

Section 10.4 Termination due to Bankruptcy. Either Party may terminate upon thirty (30) days’ written notice if the other Party (i) becomes subject to a voluntary petition in 31 bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, (ii) becomes subject to an involuntary petition regarding the foregoing that is not dismissed within sixty (60)  days after filing, (iii) declares or admits publicly and in writing that it is insolvent or is unable to meets its debts as they mature, or (iv) makes an assignment for the benefit of all or substantially all of its creditors.  Notwithstanding anything to the contrary, a dissolution for the purposes of a bona fide reorganization shall not trigger termination rights under this Section 10.4.

Section 10.5 Effect of Termination.  All of the following effects of termination are in addition to the other rights and remedies that may be available to either of the Parties under this Agreement or Applicable Law and shall not be construed to limit any such rights or remedies.  Except as set forth in Section 10.2, in the event this Agreement is terminated (i) in its entirety or (ii) in part with respect to a particular country or jurisdiction in the Territory (which, for clarity, will not include an expiration of this Agreement with respect to either of the foregoing clauses (i) or (ii)), then (and in case of clause (ii), only with respect to such terminated country or jurisdiction):

(a) without limiting the effect that such termination shall have on any provisions of this Agreement, other than those provisions that this Agreement expressly provides shall survive such termination, all rights and licenses granted herein to Ocumension under this Agreement shall terminate, and Ocumension shall cease any and all Development and Commercialization activities with respect to the Product under this Agreement as soon as is reasonably practicable under Applicable Law; provided,  that with respect to any Clinical Trials being conducted by Ocumension or its Affiliates or Sublicensees as of the date the termination notice is delivered, Ocumension may wind-down such Clinical Trials and, to the extent required for patient safety or Applicable Law, complete such Clinical Trials only with respect to those study subjects enrolled at the date of termination and otherwise cease enrollment and all other activities with respect to such Clinical Trials and for the purpose of such wind-down activities;

(b) all payment obligations hereunder shall terminate, other than those that are accrued and unpaid as of the effective date of such termination;

(c) in the event of termination of this Agreement as a result of Ocumension’s material breach under Section 10.3 or Ocumension’s bankruptcy under Section 10.4,  Ocumension shall, to the extent legally permissible, take all additional action reasonably necessary to  assign its right, title and interest to Alimera or any entity designated by it in all regulatory applications, regulatory approvals, and authorisations (including MAH) in the name of Ocumension or its Affiliates or Sublicensee for the Product in the Territory and promptly transfer to Alimera or any entity designated by it all regulatory applications or filings in Ocumension’s possession and control relating to the same, for each country of the Territory, as obtained by Ocumension or its Affiliates or Sublicensees during the Term and in relation to this Agreement, and shall instruct and cause such Affiliate or instruct such Sublicensee to do so;

(a) in the event of termination of this Agreement as a result of Ocumension’s material breach under Section 10.3 or Ocumension’s bankruptcy under Section 10.4,  Ocumension shall promptly deliver to Alimera or destroy upon request from Alimera any document authorising Ocumension or its Affiliates or agents or Sublicensees to obtain or hold or use any import authorisation or other Regulatory Approval in respect of the Product. In such event, such authorisation shall be deemed to be terminated and revoked immediately upon the effective date of termination;

(b) in the event of termination of this Agreement as a result of Ocumension’s material breach under Section 10.3 or Ocumension’s bankruptcy under Section 10.4,  Ocumension shall cease use of the Product Trademarks on products in the Field in the Territory after termination to the extent that such use of the Product Trademarks result in consumer confusion in relation to the source of the Product;

(c) Ocumension shall terminate all sublicense and subcontracting agreements with its Sublicensees hereunder and indemnify and hold Alimera harmless from and against all losses caused by any claims asserted by Ocumension’s Affiliates or Sublicensees or Third Parties against Alimera and its Affiliates based on the continuance of such sublicense agreements after the termination of this Agreement;

(d) each Party shall transfer to the other Party, or at the other Party’s direction, destroy (and certify such destruction in writing), all Confidential Information provided to such Party by the other Party pursuant to this Agreement and make no further use of any such Confidential Information, including applying or obtaining market authorization for a product in the Field; and

(e) Ocumension may sell off consistent with Applicable Laws any and all inventory of the Product on hand at the time of such termination.

Section 10.6 Remedies.  Except as otherwise explicitly set forth in this Agreement, termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation.  Each Party shall be free, pursuant to Section 13.9, to seek, without restriction as to the number of times it may seek, damages, costs and remedies that may be available to it under Applicable Law or in equity.

ARTICLE 11 INTELLECTUAL PROPERTY

Section 11.1 Ownership of Product IP. Alimera represents and Ocumension hereby acknowledges that the unencumbered and sole ownership or Control of any Product IP (other than Joint Inventions and Joint Patents) vests in Alimera; for the purposes of this Agreement, Alimera shall be deemed owner of any Product IP which is in-licensed by Alimera with the right to sublicense hereunder. Product IP shall include all EyePoint IP, Product Improvements which make use of, rely on or incorporate (in full or in part) any Product IP, and Sole Inventions of Alimera and its Affiliates. Notwithstanding anything that may be to the contrary, any Inventions that constitute Product IP shall be deemed included in the Product License granted to Ocumension under this Agreement.

Section 11.2 No Implied Rights.  The Parties acknowledge and agree that, except as expressly provided in this Agreement, neither Party or its Affiliates shall be deemed by estoppel, implication or otherwise to have granted any license, assignment or other right with respect to any

Intellectual Property or Confidential Information of such Party or its Affiliates to the other Party or its Affiliates. The Parties acknowledge and agree that nothing in this Agreement is intended to be or will be interpreted to be an assignment of any Intellectual Property, Product IP or rights in Confidential Information from either Party to the other Party or its Affiliates or Sublicensees.

Section 11.3 Filing for Product IP.  Except as permitted by Section 11.7,  Ocumension shall not, and shall cause its Affiliates and contractually require its Sublicensees not to, file or register, or directly assist any Third Party to file or register, anywhere in the world any Product IP (other than Joint Inventions and Joint Patents) without the prior written consent of Alimera. In case of such breach, notwithstanding any further claims under this Agreement or the Applicable Laws, Ocumension, upon Alimera’s request, shall take all actions required and assign, and shall cause its Affiliates and contractually require its Sublicensees, if applicable, to assign, free of charge any such filing or registration obtained by Ocumension and Affiliates free of encumbrance to Alimera or any entity designated by it. If such assignment for whatever reason is not possible, Ocumension shall grant, and shall cause its Affiliates and contractually require its Sublicensees, if applicable to grant, Alimera an exclusive (even in relation to Ocumension, its Affiliates and Sublicensees, if applicable), worldwide, unrestricted, perpetual, irrevocable, fully assignable and sublicensable (by multiple tiers) royalty-free license to any such filing or registration. This obligation shall survive termination of this Agreement.

Section 11.4 Registration and Right to be Informed. If requested by a Party, the other Party shall execute such formal licenses and assignments as may be necessary for registration with patent offices and other relevant authorities of the rights granted under this Agreement. In the event that this Agreement requires registration and/or approval with any governmental authority under Applicable Laws in the Territory, such as for technology import or export, Ocumension will be responsible for obtaining such registration or approval for this Agreement with the competent governmental authority in the Territory at its own expense. Upon Alimera’s written request, Ocumension will provide Alimera with a copy of proof of such registrations and approvals, as applicable.

Section 11.5 Publications.  The Parties shall discuss and agree on the strategy for publications relating to the Product. Neither Party shall make any non-confidential presentation or publication of any data developed or generated by or on behalf of such Party or its Affiliates  relating to a Product unless such Party has provided to the other Party a copy of such proposed presentation or publication at least thirty (30) days prior to the intended date of disclosure and, upon request of the other Party, (i) complied with any request to delay such disclosure for the purposes of filing a patent application; (ii) complied with any request by the other Party to remove the other Party's Confidential Information from such proposed presentation or publication; and (iii) considered in good faith any request from the other Party for amendments or delay of such proposed presentation or publication.

Section 11.6 Ownership of Inventions.

(a) Sole Inventions.  Each Party shall own any Inventions (but in relation to Ocumension and its Affiliates and Sublicensees, excluding Product IP and Product Improvements), created, developed or conceived solely by its (or its Affiliates’ or Sublicensees’) own employees, agents, or independent contractors in the course of conducting its activities under this Agreement, together with all Intellectual Property rights therein (“Sole Inventions”). Upon reasonable request by Alimera, Ocumension shall promptly disclose to Alimera any Sole Invention made during implementation of this Agreement to confirm that it is not part of the Product IP. Each Party shall cause its Affiliates and contractually require its Sublicensees or sublicensees to ensure that any of its employees who have developed such Inventions have assigned such Invention to such Party and relinquished any pre-emptive rights of first refusal in case of assignment of such Inventions, if any.   All inventor’s remuneration as due under Applicable Laws shall be borne solely by each Party to whom the employee belongs.  Neither Party, including Affiliates or Sublicensees or sublicensee, which each Party shall cause to agree to, shall assert any Sole Invention against the other Party in relation to the Product and the activities under this Agreement during its Term.

(b) The Parties shall own Inventions (including improvements) and resulting patents in joint ownership (which are not part of Product Improvements) which are created or conceived jointly by at least one employee, agent, or independent contractor of each Party (or its respective Affiliates) in the course of performing activities under this Agreement, together with all Intellectual Property rights therein (“Joint Inventions”). The Parties shall ensure that any Joint Invention is not disclosed to any Third Party to safeguard patentability. Each Party will have the right to practice and exploit any Joint Inventions without the duty of accounting, receiving or paying license fees to the other Party of this Agreement and without the consent of the other Party.

Section 11.7 Prosecution of Patents.

(a) Alimera Patents.  Alimera shall have the sole right and authority to prepare, file, prosecute and maintain any Patents within the Product IP (other than Joint Inventions and Joint Patents) (the “Alimera Patents”) on a worldwide basis at its sole expense, including on any questions related to maintenance and defence.  Alimera shall use Commercially Reasonable Efforts to maintain the Patents included in the Product IP.    Subject to Alimera’s obligations to EyePoint under the Master License, if Alimera decides to abandon or not maintain any Alimera Patent in the Territory, then Alimera shall provide Ocumension with written notice of such decision as soon as practicable and in any event within such period of time reasonably necessary to allow Ocumension to elect to prosecute and/or maintain such Alimera Patent (which notice Alimera shall give no later than thirty (30) days prior to any final deadline for any pending action or response or renewal that may be due with respect to such Alimera Patent with the applicable patent authority). Upon such election of Ocumension, Alimera shall, free of charge, assign and transfer to Ocumension the ownership of, all right, title and interest in and to, such Alimera Patent in the Territory, and shall cooperate with Ocumension and provide Ocumension with reasonable assistance in connection with the assignment, transfer, prosecution and maintenance of such Alimera Patent in the Territory. Ocumension shall grant Alimera a non-exclusive, royalty-free, unrestricted, worldwide, perpetual and irrevocable, sublicensable and assignable license to all Alimera Patents for which Ocumension has assumed prosecution and/or maintenance under this Section 11.7(a).

(d) Ocumension Patents.  Ocumension shall have the sole right and authority to prepare, file, prosecute and maintain the Patents claiming Ocumension’s Sole Inventions (the “Ocumension Patents”) on a worldwide basis at its sole expense, including on maintenance and defence. Ocumension shall, during the Term, keep Alimera reasonably informed of the status of the Ocumension Patents.

(e) Joint Patents.  The Parties shall cooperate to prepare, file, prosecute and maintain and defend any Patents claiming Joint Inventions (“Joint Patents”) on a worldwide basis at the joint expense of the Parties, and when doing so promptly inform and take into account reasonable business interests of the other Party; except that Alimera shall, at its sole cost, have primary responsibility for and control over the preparation, filing, prosecution and maintenance of the Joint Patents that constitute Alimera Improvements (as defined in the Master License) that fall within the definition of or relate to the pSivida Core Technology (as defined in the Master License).    Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution or other proceedings with respect to Joint Patents, including providing any necessary powers of attorney and executing any other required documents or instruments. In case of any invalidity action by a Third Party against any Joint Patent, the Parties shall cooperate with each other on strategy, including restriction of the scope of patent, abandonment etc. Except as set forth in the first sentence of this Section 11.7(c), the Parties shall share related costs including attorney fees of any related proceedings for Joint Patents. If either Party determines to relinquish its right to a Joint Patent, the other Party may request assignment free of charge within a thirty (30) day period of the notification.

Section 11.8 Intellectual Property Enforcement.

(a) In the event that either Party becomes aware of any actual or potential infringement, misappropriation or other violation of any of the Product IP by a Third Party in the Territory, such Party shall promptly notify the other Party in writing, identifying such Third Party and such infringement, misappropriation or other violation and furnishing the information upon which such determination is based.  Alimera shall have the first right, but not the obligation, to address such infringement as seen fit, including as stipulated under the Master License and including by suing such Third Party. Alimera shall consult with Ocumension prior to initiating any such suit in the Territory. In the event that Alimera elects not to initiate a lawsuit or take other reasonable action with respect to an infringement, misappropriation or other violation of Product IP, Ocumension shall have the right, but not the obligation, to initiate such suit or take such other action at Ocumension’s sole expense, after providing thirty (30) days (or five (5) days in the event there is a time limit) notice to Alimera and giving good faith consideration to Alimera’s reason(s) for not initiating a suit or taking other action.

(b) If one Party elects to bring suit or take action under this Section 11.8 against an infringement, misappropriation or other violation, then the other Party shall have the right, prior to commencement of the suit or action, to join any such suit or action.  Each Party shall provide to the Party enforcing any such rights under this Section 11.8 reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall consult the other Party in any important aspects of such enforcement, including determination of material litigation strategy and filing of important papers to the competent court. If the other Party has joined or been joined to a claim, suit or action, neither Party shall settle any such claim, suit or action that it brought under this Section 11.8 involving Product IP without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned.

(c) If either Party recovers monetary damages from any Third Party in a suit or action brought under this Section 11.8 or any royalties, milestones or other payments from a license agreement with a Third Party resulting from any alleged infringement of Product IP in the Territory, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, action or license negotiations, and any remaining amounts shall be allocated equally between the Parties, if the other Party has joined, otherwise solely by the Party which has brought the action.

Section 11.9 Scope of binding effect. Each Party shall ensure and cause its Affiliates and Sublicensees and licensees and sublicensees, to agree to and be bound by this ARTICLE 11 and ARTICLE 12.
ARTICLE 12 Confidentiality

Section 12.1 Confidential Information.  As used in this Agreement, the term “Confidential Information” means all information, whether it be written or oral, including all production schedules, lines of products, volumes of business, processes, new product developments, product designs, formulae, technical information, laboratory data, clinical data, patent information, know-how (including all manufacturing information provided hereunder), trade secrets, financial and strategic information, marketing and promotional information and data, and other material relating to any products, projects or processes of one Party (the “Disclosing Party”) that is provided by or on behalf of the Disclosing Party to the other Party (the “Receiving Party”) in connection with this Agreement (including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement).  Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

(b) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party’s confidentiality obligations under this Agreement;

(d) were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

(e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

Section 12.2 Confidentiality Obligations.  During the Term and for seven (7) years thereafter, either Party shall keep all Confidential Information received from or on behalf of the other Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care.

Neither Party shall use such Confidential Information for any purpose other than as permitted by, or in connection with, the exercise of rights or performance of obligations under this Agreement or disclose the same to any other person other than to such of its and its Affiliates’ directors, officers, managers, employees, independent contractors (e.g., contract research organization (CRO), site management organization (SMO), and investigational sites), agents, consultants or, solely with respect to Ocumension, its Sublicensees and subcontractors, who have a need to know such Confidential Information to implement the terms of this Agreement or in connection with the exercise of rights or performance of obligations under this Agreement; provided,  however, that a Receiving Party shall advise any of its and its Affiliates’ directors, officers, managers, employees, independent contractors (e.g., CRO, SMO, and investigational sites), agents, consultants or, solely with respect to Ocumension, its Sublicensees and subcontractors, who receive such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this ARTICLE 12) that all such directors, officers, managers, employees, independent contractors (e.g., CRO, SMO, and investigational sites), agents, consultants or, solely with respect to Ocumension its Sublicensees and subcontractors, comply with such obligations. Receiving Party shall inform the Disclosing Party immediately if it becomes aware of the unauthorized disclosure or use of any of the Confidential Information of the Disclosing Party to an unauthorised person, and shall provide any assistance in relation to any such unauthorised disclosure that the Disclosing Party may require.

Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media (including cloud-based storage systems) containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, officers, managers, employees, independent contractors (e.g., CRO, SMO, and investigational sites), agents, consultants or, solely with respect to Ocumension, its Sublicensees, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes.  Such archival copy shall be deemed to be the property of the Disclosing Party and shall continue to be subject to the provisions of this ARTICLE 12.

It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, so long as such recipient shall have agreed in writing to maintain the confidentiality of Confidential Information in accordance with the terms of this Agreement.  The Receiving Party shall remain responsible for any failure by any such Person to treat such Confidential Information as required by this Agreement.

If the Receiving Party is required to disclose Confidential Information in response to a court order or subpoena or to comply with Applicable Law or the rules or regulations of a  regulatory agency,  governmental agency or securities listing organization in any country, the Receiving Party shall provide prior notice of such intended disclosure to the Disclosing Party in sufficient time to enable the Disclosing Party to reasonably object or seek a limitation as to the scope of the disclosure.

Section 12.3 Permitted Disclosure and Use.  Notwithstanding Section 12.2, (i) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement; (b) comply with Applicable Laws, including the rules of any securities listing organization; (c) respond to subpoena or other compulsory legal process; or (d) disclose Confidential Information related to the Product only to the extent such disclosure is made to a governmental authority, including a Regulatory Authority, and is reasonably necessary to obtain or maintain Regulatory Approval of the Product, as applicable.  If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 12.3, such Party shall give advance written notice of such disclosure to the other Party sufficient to permit such other Party reasonable opportunity to reasonably object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy.

Either Party may provide a copy of this Agreement or otherwise disclose its terms in connection with (i) any financing transaction or due diligence inquiry, including any Third Parties that may assist such Party in its due diligence inquires or ongoing requirements hereunder, such as foreign corrupt practices compliance and (ii) obtaining any necessary consents from any Third Party to perform its obligations hereunder, provided that the person or entity to whom a copy of this Agreement is provided or to whom the terms of this Agreement are disclosed is bound by reasonable confidentiality obligations, and provided further that such Party is responsible for breaches of confidentiality hereunder by such person or entity to whom a copy of this Agreement is provided or to whom the terms of this Agreement are disclosed; for clarity, Alimera may provide a copy of this Agreement to Eyepoint and its legal successor in title, if any.  Notwithstanding the foregoing, the Parties shall agree upon and issue a press release announcing the execution of this Agreement and describing the relationship of the Parties under the Agreement. In addition, each Party may disclose to Third Parties the information disclosed in such press release without the need for further approval by the other Party, and Alimera may disclose to Third Parties (via press releases or otherwise) the achievement of any material milestones in connection with this Agreement without prior approval by Ocumension, including by way of example only, receiving an appropriate price from the relevant Regulatory Authorities and the first sale by the Ocumension in the Territory.

Section 12.4 Notification.  The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

ARTICLE 13 MISCELLANEOUS
Section 13.1 Taxes. Any taxes, duties, VAT or other assessments, including as 39 payable on the sale of Product and its import from the United States or customs clearance or as payable on the amounts owed by Ocumension to Alimera under ARTICLE 5, shall be the responsibility of Ocumension. Each Party shall be liable for taxes and withholding taxes in respect of its income under ARTICLE 5.

Section 13.2 Force Majeure.  All cases of force majeure, i.e., any events beyond the reasonable control of the Parties due to fire, flood, earthquake, explosion, epidemic, pandemics, riot, strike, lockout, war and similar casualties, shall, for the duration and to the extent caused by such disturbances, release the affected Party from the performance of its obligations hereunder (except Ocumension’s payment obligations hereunder).  Either Party shall notify the other Party promptly in the event of any indications of any such incidents occurring and shall discuss the effect of such incidents on this Agreement and the measures to be taken.  Either Party shall use its best endeavors to reasonably avoid or restrict any detrimental effects in connection with such incidents. In case of a continuing non-performance by a Party (including through its Affiliates or Sublicensees, licensees or sublicensees) of a material obligation under this Agreement as a result of force majeure under this Section 13.2 for a period longer than fifteen (15) months, the performing Party may terminate this Agreement by written notice with immediate effect.

Section 13.3 Non-Solicitation.  The Parties will not, directly or indirectly, either alone or in association with any other person or entity, cause or attempt to cause any employee, agent or contractor of the other Party or any Affiliate thereof to terminate their employment, agency or contractor relationship with the other Party or any Affiliate thereof (provided,  however, that the foregoing does not prohibit initiating employee searches through the use of general advertisement in the media (including trade media or internet postings) or through the engagement of firms to conduct employee searches that are not targeted or focused on employees, agents or contractors of the other Party or any Affiliate thereof), during the Term and for twelve (12) months thereafter.

Section 13.4 Publicity.  Neither Party shall make a public announcement regarding the fact of conclusion of this Agreement without the prior written consent of the other Party.  When one Party wishes to make such a public announcement regarding this Agreement, such Party shall notify the other Party of its intended announcement text and other relevant information on which the other Party may comment at least five (5) Business Days prior to the date of such intended announcement.  The other Party shall be deemed to have provided its prior written consent to such intended announcement if such Party does not provide written notice that it is withholding its consent within five (5) Business Days of receipt of such intended announcement text.

Section 13.5 Assignment.  This Agreement shall not be assignable by either Party (other than as described herein) without the prior written consent of the other Party, except that either Party may make an assignment, in whole or in part, without the other Party’s consent (i) to an Affiliate capable of perform the assigning Party’s obligations under the Agreement or (ii) in the event of a Change of Control.  Any permitted assignment shall be binding on the successors of the assigning Party.

Section 13.6 Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 13.7 Interpretation.  In the negotiation of this Agreement, each Party has received advice from its own attorney.  The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against either Party because that Party or its attorney drafted the provision.  The headings of each ARTICLE and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular ARTICLE or Section.

Section 13.8 Survival.  All provisions in Section 2.6 for a period of twelve (12) months after termination or expiration for any country or jurisdiction in the Territory where partial termination has occurred, Section 3.9(c),  Section 5.5,  Section 8.4, Section 9.1,  Section 9.2,  Section 9.3,  Section 9.4,  and ARTICLE 1 (to the extent that any definitions therein are used in a surviving provision), ARTICLE 7, ARTICLE 10, ARTICLE 11,  ARTICLE 12 and ARTICLE 13 shall survive the termination or expiration of this Agreement.

Section 1.34 Dispute Resolution.

(i) Escalation to Executive Officers.  Except as otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties that is not subject to the jurisdiction of the JSC or the final decision-making authority of a Party under Section 4.5, either Party shall have a right to refer such dispute to the Executive Officers and such Executive Officers shall attempt in good faith to resolve such dispute.  If the Executive Officers are unable to resolve a given dispute within thirty (30) days of the matter being referred to them, either Party shall have the dispute settled by binding arbitration pursuant to Section 13.9(b).

(j) Binding Arbitration.

(i) A Party intending to commence an arbitration proceeding to resolve a relevant dispute must first provide written notice to the other Party of such intention, setting forth the issues for resolution.

(ii) The arbitration shall be held in Singapore under the Rules of Arbitration and administration of the International Chamber of Commerce in force at the time of filing the dispute. The proceedings shall be conducted in English.    The number of arbitrators shall be three, with either Party selecting one arbitrator and the presiding arbitrator to be appointed by the ICC. The presiding arbitrator shall neither be a US nor a Chinese national, have significant industry experience and not be or have been an employee, consultant, officer, director or stockholder of either Party or any Affiliate of either Party, nor have a conflict of interest under any applicable rules of ethics.  The arbitrators may proceed to a decision, notwithstanding the failure of either Party to participate in the proceedings.  The arbitrators shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance, but is not authorized to reform, modify or change this Agreement.  Any award or decision made in such arbitration shall be final and binding upon the Parties and enforceable in a court of competent jurisdiction.

(iii) The arbitrators shall have authority to apportion, and the Parties shall bear, the costs of arbitration (if awarded by the arbitrators), including arbitration fees, attorneys’ fees, and other expenses between the Parties according to the percentage decided by the arbitrators (based on the Parties’ relative fault) in any arbitral proceeding under this Section 13.9(b).

(iv) The arbitral proceedings shall be kept confidential, unless the disclosure is required in accordance with Applicable Laws, and the Parties shall not be required to give general discovery of documents, but may be required only to provide specific, identified documents, or narrow and specific categories of documents, which are relevant to the case and material to its outcome and are in the custody, possession or control of the Party.

(v) In any arbitration proceedings, any legal proceedings to enforce any arbitration award and in any other legal proceedings between the Parties pursuant to or relating to this Agreement, each Party expressly waives the defence of sovereign immunity and any other defence based on the fact or allegation that it is an agency or instrumentality of a sovereign state or is otherwise entitled to immunity;

(vi) After submittal of the dispute to arbitration, the Parties shall continue to exercise any other rights and perform any other obligations hereunder, unless such obligations are directly related to the matter under dispute.

(vii) Notwithstanding anything to the contrary in this Agreement, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss or damage on a provisional basis, pending the decision of the arbitrator on the ultimate merits of any dispute under this Section 13.9(b).

Section 13.9 Governing Law.  Governing law shall be the law of the State of New York, without regard to conflict of laws provisions that would require the application of the laws of any other jurisdiction, and the application of United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

Section 13.10 Entire Agreement; Amendment.  This Agreement, including the exhibits hereto, and the Ancillary Agreements set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized representative of each Party.

Section 13.11 Waiver.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 13.12 Third Party Beneficiaries.  This Agreement is entered into for the sole protection and benefit of the Parties, and their respective permitted successors and assigns. No other person shall have any rights or causes of action under this Agreement.

Section 13.13 Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below, and shall be deemed to have been given for all purposes (i) when delivered, if hand-delivered or sent by facsimile or email on a Business Day, or on the next Business Day if hand-delivered or sent by facsimile or email on a day that is not a Business Day, (ii) on the third (3rd)  Business Day after mailing if sent by a reputable international overnight courier service, or (iii) on the seventh (7th)  Business Day after mailing, if mailed by first-class certified or registered airmail, postage prepaid, return receipt requested.  Unless otherwise specified in writing, the mailing addresses and other notice information of the Parties shall be as described below:

If to Alimera:

Alimera Sciences, Inc.

6120 Windward Parkway, Suite 290

Alpharetta, GA 30005, USA

Attention: Richard S. Eiswirth, Jr.

Email: rick.eiswirth@alimerasciences.com

with a copy (which shall not constitute notice) to:

Alimera Sciences, Inc.

6120 Windward Parkway, Suite 290

Alpharetta, GA 30005, USA

Attention: Christopher S. Visick

Email: chris.visick@alimerasciences.com

If to Ocumension:

Ocumension (Hong Kong) Ltd.

Room 502-1, Want Want Plaza

No. 211 Shimen Yi Road

Jing’an District, Shanghai 200041, PRC

Attention:  Victor Liu

Email:  ye.liu@ocumension.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654, USA

Attention:  Min Wang

Email:    min.wang@kirkland.com

Section 13.14 Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Alimera to Ocumension are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that Ocumension, as licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

Section 13.15 Construction.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Appendixes, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) the word “or” shall not be exclusive and shall have the same meaning as the words “and/or”; and (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall,” and vice versa.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 13.16 Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

[Signature page follows]

In Witness Whereof, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

ALIMERA SCIENCES, INC.

By:/s/ Richard S. Eiswirth, Jr.

Name:  Richard S. Eiswirth, Jr.

Title:    President & Chief Executive Officer

OCUMENSION (HONG KONG) LTD.

By:/s/ Ye Liu

Name: Ye Liu

Title:   CEO

Signature page to Exclusive License Agreement

Exhibit 1:  Schedule of Patents

[Exhibit omitted pursuant to Item 601(a)(5) of Regulation S-K]